UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2022

NOBLE CORPORATION plc

(Exact name of registrant as specified in its charter)

England and Wales	001-41520	98-1644664
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13135 Dairy Ashford, Suite 800 Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 276-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of Each Exchange on Which Registered:
A Ordinary Shares, par value $0.00001 per share	NE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a)of the Exchange Act. ☐

Item 1.01.	Entry into a Material Agreement

On November 22, 2022, Noble Corporation plc (the “Company”) entered into a Term Facility Agreement among The Drilling Company of 1972 A/S, as the Borrower (the “Borrower”), the Company, as parent guarantor, certain subsidiaries of the Borrower party thereto as guarantors, DNB Capital LLC, JP Morgan Chase Bank N.A., London Branch, Nykredit Bank A/S, Clifford Capital Pte. Ltd., Barclays Bank PLC, Danske Bank A/S, HSBC Bank USA, N.A., Nordea Bank ABP, New York Branch and Morgan Stanley Senior Funding, Inc., as Mandated Lead Arrangers and Bookrunners, DNB Markets, Inc., as Coordinator, DNB Bank ASA New York Branch as Agent and Security Agent and the other lenders party thereto (the “New DNB Credit Facility”). The New DNB Credit Facility provides for a $350,000,000 secured term loan. The interest rate under the New DNB Credit Facility is Term SOFR (as defined therein), plus a margin of 3.5%, with such margin increasing by (i) 0.15% each three-month period following the first anniversary of the date of funding under the New DNB Credit Facility (such funding date, the “Utilisation Date”) and (ii) 0.25% each three-month period following the second anniversary of the Utilisation Date. The New DNB Credit Facility will mature 3 years from the Utilisation Date. The Utilisation Date is expected to occurr before the end of 2022, and the full amount of the term loan is expected to be funded on such date. The term loan will be required to be repaid in 12 consecutive quarterly installments beginning 3 months after the Utilization Date, the first four of which are in the amount of $2,500,000 each, the next four of which will be in the amount of $7,500,000 each, and the final four of which will be in the amount of $12,500,000 each, with the remainder of the term loan being due as a balloon payment of $260,000,000 on the maturity date.

The New DNB Credit Facility is guaranteed by the Company and certain subsidiaries of the Borrower and, as of the Utilisation Date, will be secured by mortgages on certain offshore drilling rigs that were acquired as part of the business combination with The Drilling Company of 1972 A/S (such drilling rigs, the “Collateral Rigs”), insurance and earnings assignments in connection with the Collateral Rigs, share charges of the Collateral Rig owners/guarantors, and other related assets. The Borrower will be required to make certain mandatory prepayments under certain circumstances including total loss, sale or arrest of a Collateral Rig, certain issuances of bonds or notes for borrowed money by the Company, as well as repayment of the full outstanding amount in the event of a Change of Control (as defined in the New DNB Credit Facility).

The New DNB Credit Facility includes covenants and undertakings that the Company considers usual and customary for facilities and transactions of this type. The New DNB Credit Facility includes certain financial covenants with respect to maximum leverage ratio and minimum equity ratio, each with respect to the Borrower and its subsidiaries, and minimum liquidity with respect to each of the Company and its subsidiaries and the Borrower and its subsidiaries. In addition, the New DNB Credit Facility requires a minimum Collateral Rig coverage of 200%, tested semi-annually, and if such test is not satisfied requires either a prepayment or additional collateral. The New DNB Credit Facility includes events of default (and related remedies, including acceleration following an event of default) that the Company considers usual for facilities and transactions of this type.

The proceeds from the New DNB Credit Facility are expected to be used on the Utilisation Date to refinance the $1,550,000,000 aggregate Term and Revolving Facilities Agreement, dated December 6, 2018, by and among, amongst others, The Drilling Company of 1972 A/S as borrower, the rig owners and material intra-group charterers party thereto and DNB Bank ASA as agent.

The foregoing description of the New DNB Credit Facility is qualified in its entirety by reference to the full text of the New DNB Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Term Facility Agreement, dated as of November 22, 2022 among the Borrower, the Company, certain subsidiaries of the Borrower party thereto as guarantors, DNB Capital LLC, JP Morgan Chase Bank N.A., London Branch, Nykredit Bank A/S, Clifford Capital Pte. Ltd., Barclays Bank PLC, Danske Bank A/S, HSBC Bank USA, N.A., Nordea Bank ABP, New York Branch and Morgan Stanley Senior Funding, Inc., as Mandated Lead Arrangers and Bookrunners, DNB Markets, Inc., as Coordinator, DNB Bank MSA New York Branch as Agent and Security Agent and the other lenders party thereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION plc

By:	/s/ William E. Turcotte
Name:	William E. Turcotte
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: November 29, 2022